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                                                                     EXHIBIT 3.3

                          CERTIFICATE OF INCORPORATION

                                       OF

                          IDENIX PHARMACEUTICALS, INC.

     FIRST: The name of the Corporation is: Idenix Pharmaceuticals, Inc.

     SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 151,000,000 shares, consisting of
(i) 123,091,257 shares of Common Stock, $0.001 par value per share ("COMMON STOCK"), and (ii) 27,908,743 shares of Preferred Stock, $0.001 par value per share ("PREFERRED STOCK") of which 12,413,793 are designated Series A Convertible Preferred Stock, 5,555,556 are designated Series B Convertible Preferred Stock; and 9,939,394 are designed Series C Convertible Preferred Stock.

     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.  COMMON STOCK.

     1. GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

     2. VOTING. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

     The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

     3. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

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     4. LIQUIDATION. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.  PREFERRED STOCK.

     1. DIVIDENDS.

          (a) GENERAL. Dividends may be declared and paid on Common Stock or Preferred Stock from funds lawfully available therefor as and when determined by the Board of Directors; provided, however, that no dividends shall be declared or paid (i) on Series A Preferred Stock, Series B Preferred Stock or any Junior Securities until all dividends accrued or declared but unpaid on the Series C Preferred Stock shall have been paid in full and (ii) on Series A Preferred Stock or any Junior Securities until all dividends accrued or declared but unpaid on the Series B Preferred Stock shall have been paid in full; and provided further that (A) when and as dividends are declared and paid on Common Stock, the Corporation shall declare and pay at the same time to each holder of Preferred Stock an equal dividend, the amount of such dividend per share of Preferred Stock to be computed as if all Preferred Stock had been converted to Common Stock in accordance with Section B(5) of this Article Fourth immediately upon the declaration or payment, as the case may be, of such dividends, and (B) except as provided in Section B(1)(c) of this Article Fourth, when and as dividends are declared and paid on Series A Preferred Stock, the Corporation shall declare and pay at the same time to each holder of a share of Series B Preferred Stock and a share of Series C Preferred Stock, an equal dividend per share.

          (b) SPECIAL DIVIDENDS.

               (i) The holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, preferential cumulative dividends in cash at the rate per share of eight percent (8.0%) per annum of the Series C Preference Amount, compounded quarterly on March 31, June 30, September 30 and December 31 of each year (the "SERIES C CUMULATIVE ANNUAL DIVIDEND AMOUNT"), which shall accrue from April 24, 2001, the date of issuance of the Series C Preferred Stock ; provided, however, that if the Corporation for any reason defaults on its obligation to redeem any Series C Preferred Stock in accordance with Section B(6) of this Article Fourth hereof on or prior to the redemption dates specified therein, then such rate per share shall increase by five percentage points to thirteen percent (13.0%) per annum of the Series C Preference Amount from the date of such default. The Series C Cumulative Annual Dividend Amount shall accrue daily whether or not earned or declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year, so that if in any fiscal year or years, such dividends are not paid in whole upon the Series C Preferred Stock, the portion of such dividends as shall be unpaid shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Series B Preferred Stock, the Series A Preferred Stock and the holders of any Junior Securities in connection with any return of capital or other distribution by the Corporation on liquidation, dissolution or otherwise. At the time of conversion of any Series C Preferred

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Stock upon a Qualified IPO consummated prior to April 24, 2002 pursuant to
Section B(5)(g) of this Article Fourth, the Series C Cumulative Annual Dividend Amount shall not be payable by the Corporation and shall be deemed forfeited as of the effective date of such event.

               (ii) The holders of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, preferential cumulative dividends in cash at the rate per share of seven percent (7.0%) per annum of the Series B Preference Amount (the "SERIES B CUMULATIVE ANNUAL DIVIDEND AMOUNT"), which shall accrue from, August 6, 1999, the date of issuance of the Series B Preferred Stock; provided, however, that if the Corporation for any reason defaults on its obligation to redeem any Series B Preferred Stock in accordance with Section B(6) of this Article Fourth hereof on or prior to the redemption dates specified therein, then such rate per share shall increase by five percentage points to twelve percent (12.0%) per annum of the Series B Preference Amount from the date of such default. The Series B Cumulative Annual Dividend Amount shall accrue whether or not earned or declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year, so that if in any fiscal year or years, such dividends are not paid in whole upon the Series B Preferred Stock, the portion of such dividends as shall be unpaid shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Series A Preferred Stock and the holders of Common Stock in connection with any return of capital or other distribution by the Corporation on liquidation, dissolution or otherwise. At the time of conversion of any Series B Preferred Stock upon a Qualified IPO pursuant to Section B(5)(g) of this Article Fourth or in the event of a Qualified Private Offering, the Series B Cumulative Annual Dividend Amount shall not be payable by the Corporation and shall be deemed forfeited as of the effective date of such event.

          (c) REORGANIZATION. In the event of a Sale of the Corporation, or the effectuation by the Corporation of a transaction or a series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (a "REORGANIZATION") (except in the case of a Qualified IPO or a Qualified Private Offering), unless the holders of the Requisite Percentage of Preferred Stock, voting together as a single class, agree otherwise: (i) each holder of Series A Preferred Stock shall be entitled, from funds lawfully available to be distributed, to a dividend equal to the Series A Preference Amount plus an amount equal to all declared but unpaid dividends, if any (the "DECLARED DIVIDENDS") on all Series A Preferred Stock held by such holder; (ii) each holder of Series B Preferred Stock shall be entitled, from funds lawfully available to be distributed, to a dividend equal to the Series B Preference Amount, the Series B Cumulative Annual Dividend Amount and related Declared Dividends on all Series B Preferred Stock held by such holder; and (iii) each holder of Series C Preferred Stock shall be entitled, from funds lawfully available to be distributed, to a dividend equal to the Series C Preference Amount, any accrued but unpaid Series C Cumulative Annual Dividend Amount and related Declared Dividends on all Series C Preferred Stock held by such holder.

     Notwithstanding the foregoing, if at the time of the Sale of the Corporation or the Reorganization the value of the net assets of the Corporation is less than the sum of the amounts due pursuant to (i), (ii) and (iii) above, the aggregate amount of the dividends shall

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be reduced to an aggregate amount equal to the value of the Corporation's net assets and such dividends shall be payable as follows: first, to all amounts due pursuant to (iii) above and then, to the extent funds are available, to amounts due pursuant to (i) and (ii) above ratably (based on the number of shares of Common Stock into which the Series A and Series B Preferred Stock are then convertible).

     If the amount due to be paid to holders of Preferred Stock pursuant to the previous paragraph of this Section B(1)(c) of this Article Fourth (the "ARTICLE FOURTH SPECIAL PREFERRED DIVIDEND") is less than the sum of the cash and the Board of Directors' good faith determination of the value of the property, rights or securities to be paid in respect of the event giving rise to the Article Fourth Special Preferred Dividend, then the excess shall, to the extent that the Corporation has funds lawfully available for distribution, be distributed to the holders of Common Stock and Preferred Stock, such dividend per share of Preferred Stock to be computed on the basis that all Preferred Stock had been converted to Common Stock immediately prior to the declaration or payment, as the case may be, of such distribution.

     Notwithstanding the foregoing, the Article Fourth Special Preferred Dividend shall not be payable by the Corporation and shall be deemed forfeited as of the effective date of conversion of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock, as the case may be, pursuant to Section B(5) of this Article Fourth.

     2. WINDING UP. Upon liquidation, dissolution or winding up (other than a redemption of shares pursuant to Section B(6) of this Article Fourth) the assets of the Corporation available for distribution among the stockholders shall be applied as follows:

          (a) first, to pay pro rata, to each holder of Series C Preferred Stock, in priority to any payment to the holders of any other class of shares, an amount equal to the aggregate Series C Preference Amount of all Series C Preferred Stock held by such holder, plus an amount equal to any accrued but unpaid Series C Cumulative Annual Dividend amount of all Series C Preferred Stock held by such holder (the "SERIES C DIVIDEND PREFERENCE"), plus an amount equal to any other Declared Dividends on the Series C Preferred Stock, save that if at that time the value of the net assets of the Corporation is less than the product of (x) the sum of the Series C Preference Amount plus the per share Series C Dividend Preference, plus the per share Declared Dividends on the Series C Preferred Stock multiplied by (y) the number of shares of Series C Preferred Stock then in issue, the amount to be distributed shall be reduced to an aggregate amount equal to such holder's ratable proportion (based on the number of shares of Series C Preferred Stock held by such holder as a percentage of all the Series C Preferred Stock then in issue) of the value of the Corporation's net assets;

          (b) second, after the holders of Series C Preferred Stock shall have been paid in full all amounts due pursuant to Section B(2)(a) of this Article Fourth, the remaining assets of the Corporation available for distribution among the stockholders shall next be applied to pay pro rata to each holder of Series A Preferred Stock and each holder of Series B Preferred Stock, in priority to any payment to the holders of any other class of shares, an amount equal to the aggregate Series A Preference Amount of all Series A Preferred Stock held by each such holder and an amount equal to the Series B Preference Amount of the aggregate Series B Preferred Stock held by each such holder, respectively, save that if at that time the value of the net assets

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of the Corporation (after subtracting any amount paid or payable pursuant to
Section B(2)(a) of this Article Fourth) is less than the sum of the product of the Series A Preference Amount multiplied by the Series A Preferred Stock then in issue plus the product of the Series B Preference Amount multiplied by the Series B Preferred Stock then in issue, the amount to be distributed shall be reduced to an aggregate amount equal to such holder's ratable proportion (based on the number of Series A Preferred Stock and Series B Preferred Stock held by such holder as a percentage of all the Series A Preferred Stock and Series B Preferred Stock then in issue) of the value of the Corporation's net assets (after subtracting any amount paid or payable pursuant to Section B(2)(a) of this Article Fourth).

          (c) third, after the holders of Series A Preferred Stock and the holders of Series B Preferred Stock shall have been paid in full all amounts due pursuant to Section B(2)(b) of this Article Fourth, the remaining assets of the Corporation available for distribution among the stockholders shall next be applied in paying pro rata to each holder of Series B Preferred Stock, in priority to any other payment to the holders of any other class of shares, an amount equal to any accrued but unpaid Series B Cumulative Annual Dividend Amount of all Series B Preferred Stock held by such holder (the "SERIES B DIVIDEND PREFERENCE") save that if at that time the value of the net assets of the Corporation (after subtracting any amounts paid or payable pursuant to Section B(2)(a) and (b) of this Article Fourth) is less than the Series B Dividend Preference, the amount to be distributed to each holder shall be reduced to the holder's ratable proportion (based on the number of shares of Series B Preferred Stock held by that holder as a percentage of all of the Series B Preferred Stock then in issue) of the value of the Corporation's net assets (after subtracting any amounts paid or payable pursuant to Sections 2(a) and 2(b) hereof).

          (d) fourth, after the holders of Series B Preferred Stock shall have been paid in full all amounts due pursuant to Section B(2)(c) of this Article Fourth, the remaining assets of the Corporation available for distribution among the stockholders shall be applied in paying pro rata to the holders of Series A Preferred Stock and holders of Series B Preferred Stock, in priority to any other payment to the holders of any other class of shares, an amount equal to any Declared Dividends, if any, on the Series A Preferred Stock and the Series B Preferred Stock save that if at that time the value of the net assets of the Corporation (after subtracting any amounts paid or payable pursuant to Section B(2)(a), (b) and (c) of this Article Fourth) is less than the Declared Dividends, if any, on the Series A Preferred Stock and the Series B Preferred Stock, the amount to be distributed to each holder shall be reduced to the holder's ratable proportion (based on the number of shares of Series A Preferred Stock and Series B Preferred Stock held by such holder as a percentage of all the Series A Preferred Stock and Series B Preferred Stock then in issue) of the value of the Corporation's net assets (after subtracting any amounts paid or payable pursuant to Section B(2)(a), (b) and (c) of this Article Fourth).

          (e) fifth, after the holders of Preferred Stock have been paid in full all amounts due pursuant to Section B(2)(d) of this Article Fourth, the remaining assets of the Corporation available for distribution among the stockholders shall be distributed ratably among the holders of Preferred Stock and Common Stock (with each share of Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock into which such share of Preferred Stock is convertible in accordance with the terms of Section B(5) of this Article

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Fourth, immediately prior to the close of business on the business day fixed for such distribution).

     3. VOTING.

     Each holder of Preferred Stock shall be entitled to notice of, and to attend and vote at, general meetings of the Corporation. Each holder of Preferred Stock shall be entitled to such number of votes for the Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of any written resolution, as shall be equal to the whole number of shares of Common Stock into which such holder's Preferred Stock is convertible (in accordance with the terms of Section B(5) of this Article Fourth), immediately after the close of business on the record date fixed for such meeting or the effective date of such written resolution.

     4. SPECIAL APPROVAL RIGHTS.

          (a) RESTRICTED ACTIONS. The affirmative vote, or written consent, of the holders of the Requisite Percentage of all Preferred Stock then in issue, voting together as a single class, shall be necessary to authorize the Corporation to take any of the following actions:

                    (A) authorize or increase, or permit any Subsidiary to authorize or increase, the authorized number of shares of, or create or issue additional series of, Preferred Stock, or any class or series of the Corporation's or any Subsidiary's share capital or options, warrants or other rights to acquire any such share capital, other than Excluded Securities and issuances of shares of authorized classes or series of shares to existing stockholders in compliance with the Stockholders' Agreement;

                    (B) authorize or effect, or permit any Subsidiary to authorize or effect, the sale, lease, license, abandonment or other disposition of all or any substantial portion of the assets of the Corporation or any Subsidiary other than a Qualified Private Offering;

                    (C) authorize or effect, or permit any Subsidiary to authorize or effect, the merger or consolidation of the Corporation or any Subsidiary with any other Person or any other Reorganization other than a Qualified Private Offering;

                    (D) authorize or effect, or permit any Subsidiary to authorize or effect, the liquidation (whether complete or partial), dissolution or winding up of the Corporation or any Subsidiary;

                    (E) authorize the Corporation to, or permit any Subsidiary to, incur, create, assume, become or be liable, directly, indirectly or contingently, in any manner with respect to, or permit to exist, any indebtedness or liability for borrowed money, including, without limitation, indebtedness under guarantees, letters of credit or capital leases or the like, if the aggregate of all such

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          indebtedness and liabilities of the Corporation or any Subsidiary exceeds the principal amount of $1,000,000; provided, however, that no material term of any such indebtedness shall be modified or amended in any material respect, nor shall payment thereof be extended, without the written consent of the holders of the Requisite Percentage of Preferred Stock;

                    (F) authorize or effect, or permit any Subsidiary to authorize or effect, the acquisition in any manner, directly or indirectly, of the stock or all or a substantial portion of the assets of any Person by the Corporation or any Subsidiary;

                    (G) authorize or effect, or permit any Subsidiary to authorize or effect, an investment in any other Person involving in the aggregate an amount greater than $500,000;

                    (H) save as authorized by the terms of these Articles, authorize or effect the declaration or payment of dividends or other distributions upon, or the redemption or repurchase of, any shares in the capital of the Corporation other than the repurchase of Common Stock from departing employees pursuant to the terms of the Equity Incentive Plan or the Stock Restriction Agreement pursuant to which such employee has been issued Common Stock, or set apart or permit any Subsidiary to set apart any sinking or other analogous fund for the redemption or purchase of any Junior Securities;

                    (I) authorize or effect, or permit any Subsidiary to authorize or effect, the organization of any new or indirect subsidiaries, joint ventures, partnerships or similar arrangements or any material amendment or modification of any joint venture or partnership agreement to which the Corporation or any Subsidiary is a party;

                    (J) enter into any agreement, arrangement or understanding of any kind, written or oral, with any Affiliate of the Corporation or any Subsidiary or make any material modification to any existing such agreement (provided that any offer to hire or modification to compensation may be effected through approval of a majority of the whole Board (exclusive of any vacancies then existing) rather than through this Section B(4)(a) of this Article Fourth;

                    (K) authorize the reservation of additional shares of Common Stock for issuance or award pursuant to the Equity Incentive Plan;

                    (L) authorize or effect, or permit any Subsidiary to authorize or effect, any material change to the line of business of the Corporation or any Subsidiary; and

                    (M) authorize or effect, or permit any Subsidiary to authorize or effect any material change or amendment to the Certificate of Incorporation or

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          Bylaws of the Corporation or any Subsidiary (other than the adoption of bylaws of the Corporation by the incorporator immediately following a domestication of the Corporation into the State of Delaware pursuant to Section 388 of the General Corporation Law).

          (b) OTHER RESTRICTED ACTIONS. Prior to amendment, repeal or change, directly or indirectly, of any of the provisions of the Certificate of Incorporation or Bylaws of the Corporation in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock or Series B Preferred Stock so as to affect them adversely, the affirmative vote, or written consent, of the holders of seventy-five percent (75%) of such series of Preferred Stock shall be necessary.

          (c) The affirmative vote, or written consent, of the holders of at least two-thirds of the Series C Preferred Stock shall be necessary:

                    (A) prior to amendment, repeal or change, directly or indirectly, of any of the provisions of the Certificate of Incorporation or Bylaws of the Corporation in any manner that would alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely (other than the adoption of bylaws of the Corporation by the incorporator immediately following a domestication of the Corporation into the State of Delaware pursuant to Section 388 of the General Corporation
          Law);

                    (B) to authorize or designate, whether by reclassification or otherwise, any new class or series of shares or any other securities convertible into equity securities of the Corporation ranking pari passu with or senior to the Series C Preferred Stock in rights of conversion, redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                    (C) except as authorized by the terms of this Certificate of Incorporation, (1) to authorize or effect the declaration or payment of dividends or other distributions upon, or the redemption or repurchase of, any shares in the capital of the Corporation or any Subsidiary other than the repurchase of Common Stock from departing employees pursuant to the terms of the Equity Incentive Plan or the Stock Restriction Agreement pursuant to which any such employee has been issued Common Stock, or (2) set apart or permit the Corporation or any Subsidiary to set apart any sinking or other analogous fund for the redemption or purchase of any Series A Preferred Stock, Series B Preferred Stock or any Junior Securities.

          (d) APPROVAL. The approval rights of the holders of Preferred Stock to authorize the Corporation to take any of the actions referred to in Section B(4)(a) through 4(c) of this Article Fourth ("RESTRICTED ACTIONS") may be exercised at any general meeting of the Corporation, at a special meeting of the holders of Preferred Stock held for such purpose or by written consent. At each meeting of stockholders at which holders of a series of Preferred Stock

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shall have the right, voting separately as a single class, to authorize the
Corporation to take any Restricted Action, the presence in person or by proxy of the holders of seventy-five percent (75%) of the Preferred Stock of such class entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At each meeting of stockholders at which holders of Preferred Stock shall have the right, voting together as a single class, to authorize the Corporation to take any Restricted Action, the presence in person or by proxy of the holders of the Requisite Percentage of Preferred Stock entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, in the absence of a quorum of the holders of the applicable series of Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of the relevant series of Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

          (e) COMPULSORY TRANSFER. If the holders of the Requisite Percentage approve, in accordance with Section B(4)(a) of this Article Fourth, a Qualified Private Offering or an offer on the terms agreed (the "AGREED TERMS") by such holders of Preferred Stock and a person (the "PURCHASER") to acquire all, or in the case of a Qualified Private Offering, a portion of the Corporation's shares then in issue, the Directors or any other stockholder may, by serving a notice (the "COMPULSORY PURCHASE NOTICE") on each stockholder who has not agreed to sell its shares to the Purchaser on the Agreed Terms (a "MINORITY STOCKHOLDER"), require all the Minority Stockholders to sell all their shares to one or more persons identified by the Purchaser on the Agreed Terms.

     The shares subject to the Compulsory Purchase Notices shall be sold and purchased in accordance with the following provisions:

               (i) by the date set out in the Agreed Terms as the completion date, or if no such date then one month from the date of the Compulsory Purchase Notice (the "COMPLETION DATE"), the Minority Stockholders shall deliver share transfer forms for their shares, with the relevant share certificates, to the Corporation;

               (ii) on the Completion Date the Corporation shall pay the Minority Stockholders, on behalf of the Purchaser, the price for their shares as set out in the Agreed Terms to the extent the Purchaser has provided the Corporation with the requisite funds. The Corporation's receipt for the price shall be a good discharge to the Purchaser. The Corporation shall hold the price in trust for the relevant Minority Stockholders without any obligation to pay interest;

               (iii) to the extent that the Purchaser has not, by the Completion Date, provided the Corporation with funds to pay the price for the Minority Stockholders' shares, a Minority Stockholder who has not been paid shall be entitled to the return of the stock transfer forms and share certificates for the relevant shares and the Minority Stockholder shall have no further rights or obligations under this Article in respect of those shares; and

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               (iv) if a Minority Stockholder fails to deliver stock transfer forms for his shares to the Corporation by the Completion Date, the Corporation may seek to enforce such remedies available to it in connection with such Minority Stockholder's failure, including without limitation equitable relief, to compel the delivery of such stock transfer forms.

     5. CONVERSION RIGHTS.

          (a) CONVERSION PROCEDURE. At any time and from time to time, any holder of Preferred Stock shall have the right, at its option, to convert all or any portion of the Preferred Stock (including any fraction of a share) held by such holder into a number of fully paid shares of Common Stock computed by dividing the applicable Purchase Price by the applicable Conversion Price in effect on the Conversion Date. Notwithstanding any other provision hereof, if a conversion of Preferred Stock is to be made in connection with a Qualified IPO or a Sale of the Corporation, such conversion may, at the election of any holder tendering Preferred Stock for conversion, be conditioned upon the consummation of the Qualified IPO or Sale of the Corporation, in which case such conversion shall not be deemed to be effective until the consummation of such Qualified IPO or Sale of the Corporation.

               (i) Each conversion of Preferred Stock shall be deemed to have been effected as of the close of business on the effective date of such conversion specified in a written notice (the "CONVERSION DATE"); provided, however, that the Conversion Date shall not be a date earlier than the date such notice is so given, and if such notice does not specify a conversion date, the Conversion Date shall be deemed to be the date such notice is given to the Corporation. On the Conversion Date, the rights of the holder of such Preferred Stock as such holder (including the right to receive distributions and dividends other than distributions and dividends payable to holders of Common Stock) shall cease and the Person or Persons in whose name or names any certificate shall be deemed to have become the holder or holders of record of the Common Stock represented thereby.

               (ii) As soon as practicable after the Conversion Date, but in any event within ten (10) business days after the holder has delivered the certificates (or affidavits of lost certificate) evidencing the Preferred Stock converted into Common Stock in accordance herewith, the Corporation shall deliver to the converting holder:

          (x) a certificate or certificates representing, in the aggregate, the number of shares of Common Stock issued upon such conversion, in the same name or names as the certificates representing the converted Preferred Stock and in such denomination or denominations as the converting holder shall specify and a check for cash with respect to any fractional interest in an Ordinary Share as provided in Section B(5)(a)(vi) of this Article Fourth; and

          (y) a certificate representing any Preferred Stock that was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted.

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               (iii) The issuance of certificates for Common Stock upon
conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Stock. Upon conversion of any Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Common Stock so issued upon such conversion shall be validly issued and fully paid.

               (iv) The Corporation shall not close its books against the transfer of Preferred Stock or of Common Stock issued or issuable upon conversion of Preferred Stock in any manner that interferes with the timely conversion of Preferred Stock. The Corporation shall assist and cooperate with any holder of Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

               (v) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Common Stock as are issuable upon the conversion of all Preferred Stock then in issue. All Common Stock that is so issuable shall, when issued in accordance with the terms hereof, be duly and validly issued and fully paid and free from all taxes, liens and charges (other than those taxes, liens and charges caused by such holder of Preferred Stock). The Corporation shall take all such actions as may be necessary to assure that all such Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

               (vi) No fractional interests in Common Stock or scrip shall be issued upon conversion of the Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional interests in shares of Common Stock which would otherwise be issuable upon conversion of any Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Board of Directors.

          (b) CONVERSION PRICE. The initial conversion price, and the conversion price in effect as of May 30, 2002, for each share of Series A Preferred Stock is $1.00, for each share of Series B Preferred Stock is $2.25 and for each share of Series C Preferred Stock is $4.95, which prices may be adjusted from time to time after May 30, 2002 (as so adjusted, each, a "CONVERSION PRICE"). Except in the case of the issuance of Excluded Securities, if and whenever on or after May 30, 2002, the Corporation issues or sells, or in accordance with Section B(5)(c) of this Article Fourth is deemed to have issued or sold, any of its Common Stock or Convertible Securities for a consideration per share less than the applicable Conversion Price in effect immediately prior to the time of such issue or sale, then upon such issue or sale:

               (i) in the case of Series A Preferred Stock and Series B Preferred Stock, the applicable Conversion Price shall be reduced to an amount determined by dividing (a) the sum of (1) the product derived by multiplying (i) such Conversion Price in effect immediately prior to such issue or sale times
(ii) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received (or deemed received pursuant to Section B(5)(c)(ii) hereof) by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale;

               (ii) in the case of Series C Preferred Stock,

                    (A) to the extent that such issuance or sale implies an

          Enterprise Value of the Corporation of $70,000,000 or more, the Series C Conversion Price shall be reduced to an amount equal to the consideration per share received (or deemed received pursuant to Section B(5)(c) of this Article Fourth) upon the issuance or sale of Common Stock or Convertible Securities (the "FULL RATCHET PRICE") or

                    (B) to the extent that such issuance or sale implies an Enterprise Value of the Corporation of less than $70,000,000, the Series C Conversion Price shall be reduced to an amount determined by:

                         (1) first, reducing the Conversion Price to an amount
               equal to the consideration per share that would have been received (or deemed received pursuant to Section B(5)(c) of this Article Fourth) had such issuance or sale of Common Stock or Convertible Securities been made assuming an Enterprise Value of the Corporation of $70,000,000 (the "ASSUMED FULL RATCHET PRICE") and

                         (2) then, dividing (a) the sum of (1) the product of
               (i) such Assumed Full Ratchet Price and (ii) the number of shares of Common Stock Deemed Outstanding (Narrow) immediately prior to such issue or sale, plus (2) the consideration, if any, received (or deemed received pursuant to Section B(5)(c) of this Article Fourth) by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding (Narrow) immediately after such issue or sale.

          (c) EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Conversion Price under Section B(5) of this Article Fourth, the following shall be applicable:

               (i) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the applicable Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the cumulative minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof and, if applicable, the exercise, conversion and exchange of any other Convertible Securities that such Convertible Securities may be converted into or exchanged for, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the applicable Conversion Price shall be made when Common Stock and, if applicable, any other Convertible Securities, are actually issued upon the exercise, conversion or exchange of such Convertible Securities.

               (ii) Change in Exercise Price or Conversion Rate. If the additional consideration payable to the Corporation upon the exercise, conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, each Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price that would have been in effect at such time had such Convertible Securities that are still in issue provided for such changed additional consideration or changed conversion rate, as the case may be, at the time such Convertible Securities were initially granted, issued or sold; but only if as a result of such adjustment such Conversion Price then in effect hereunder is thereby reduced; and on the termination date of any right to exercise, convert or exchange such Convertible Securities, such Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination had such Convertible Securities, to the extent issued immediately prior to such termination, never been issued.

               (iii) Exceptions for Excluded Securities. Notwithstanding the foregoing, no adjustments shall be made under this Section B(5)(c) of this Article Fourth with respect to the issuance of any Excluded Securities.

          (d) SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any share split, share dividend, recapitalization, or other distribution of Common Stock) its Common Stock then in issue into a greater number of shares, each Conversion Price in effect immediately prior to such combination shall be proportionately reduced, and conversely, in the event the Common Stock then in issue shall be combined (by reverse share split or otherwise) into a smaller number of shares, each Conversion Price in effect immediately prior to such combination shall be proportionately increased.

          (e) CERTAIN EVENTS. If on or after May 30, 2002 an event not specified in this Section B(5) occurs that has substantially the same economic effect on any Preferred Stock as those specifically enumerated, then this Section B(5) shall be construed by the Board of Directors in order to give such Preferred Stock the intended benefit of the protections provided under this Section B(5). In such event, the Board of Directors shall make an appropriate adjustment in each Conversion Price so as to protect the rights of the holders of Preferred Stock;

provided that no such adjustment shall increase any Conversion Price as otherwise determined pursuant to this Section B(5) or decrease the number of shares of Common Stock issuable upon conversion of any Preferred Stock.

          (f) NOTICES.

               (i) Promptly after any adjustment of any Conversion Price, the Corporation shall give written notice thereof to all holders of Preferred Stock to which such Conversion Price is applicable, setting forth in reasonable detail and certifying the calculation of such adjustment.

               (ii) The Corporation shall give written notice to all holders of Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any dissolution or liquidation.

          (g) MANDATORY CONVERSION. Each share of Preferred Stock shall automatically be converted into fully paid shares of Common Stock of the Corporation on the basis set forth in Section B(5)(a) of this Article Fourth immediately upon the consummation of (i) a Qualified IPO or (ii) a Qualified Private Offering. In addition, each share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, shall automatically be converted into fully paid shares of Common Stock of the Corporation on the basis set forth in Section B(5)(a) of this Article Fourth upon the written election of holders of at least two-thirds of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, respectively.

     Holders of Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional interests to which such holder may be entitled pursuant to this Section B(5). Until such time as a holder of Preferred Stock shall surrender its certificate or certificates therefore as provided above, such certificates shall be deemed to represent the Common Stock to which such holder shall be entitled upon the surrender thereof.

     6. REDEMPTION.

          (a) The Series A Preferred Stock and the Series B Preferred Stock may be redeemed (in whole or in part) at the option of the holders of at least 10% of each of the Series A Preferred Stock and the Series B Preferred Stock (the "SERIES A/B PARTICIPATING HOLDERS") upon the prior written consent of the Requisite Percentage of holders of the Series C Preferred Stock, and the Series C Preferred Stock may be redeemed (in whole or in part) at the option of the holders of at least two-thirds of the Series C Preferred Stock (the "SERIES C PARTICIPATING HOLDERS" and together with the Series A/B Participating Holders, the "PARTICIPATING HOLDERS") from time to time on or after the earlier to occur of (A) April 24, 2006, or (B) a Triggering Event (each an "OPTIONAL REDEMPTION"); provided, however, that such prior written consent of the Requisite Percentage of holders of the Series C Preferred Stock shall not be required if the Corporation has funds legally available to redeem all of the Preferred Stock on both the date of the Redemption Notice and on the Optional Redemption Date. In any such case, the Participating Holders shall notify the Corporation in writing of its or their intent to exercise the rights afforded by this Section B(6)(a) (the "REDEMPTION NOTICE") and specify a date not less than ten (10) nor more than sixty (60) days from the date of such notice on which the applicable Preferred Stock shall be redeemed, which date may be extended by agreement of the Corporation and Participating Holders to the extent an appraisal pursuant to Section B(6)(e) of this Article Fourth is being conducted (the "OPTIONAL REDEMPTION DATE"). Upon receipt of such notice, the Corporation shall promptly notify the remaining holders of the applicable Preferred Stock of the Optional Redemption Date. Such holders have the right to become Participating Holders if they so elect by giving the Corporation written notice to such effect within ten (10) days of having received such notice. The Corporation shall redeem on the Optional Redemption Date all Preferred Stock being redeemed in cash by wire transfer of immediately available funds. Notwithstanding any other provision herein, the right of the holders of Preferred Stock to request an Optional Redemption shall terminate upon a Qualified IPO or a Qualified Private Offering.

     The price to be paid for each share of Preferred Stock being redeemed shall equal the sum of (i) the Series A Preference Amount, the Series B Preference Amount or the Series C Preference Amount, as applicable, (ii) all accrued or declared but unpaid dividends including the Series B Cumulative Dividend Amount or the Series C Cumulative Dividend Amount, if applicable and (iii) the Fair Market Value per share, as determined by the appraisal procedure set forth in Section B(6)(e) of this Article Fourth, of the Common Stock (including fraction of a share) into which such share of Preferred Stock is convertible in accordance with the terms of Section B(5) of this Article Fourth as of the date of the Redemption Notice.

          (b) If the funds of the Corporation legally available for redemption of Preferred Stock on an Optional Redemption Date are insufficient to redeem the total number of shares of Preferred Stock being redeemed, the holders of Preferred Stock being redeemed shall share in accordance with the order set forth in Section B(2) of this Article Fourth in any funds legally available for redemption of such shares according to the respective amounts that would be payable with respect to the full number of shares owned by them if all such issued shares were redeemed in full. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such Preferred Stock, such funds will be used at the earliest permissible time, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, in the order set forth in Section B(2) of this Article Fourth. The Corporation shall be obligated, to the extent consistent with the law and United States' generally accepted accounting principles, to make available sufficient earned surplus or capital surplus in order to permit the full and timely redemption of Preferred Stock entitled to redemption.

          (c) If, for any reason, the Corporation fails to redeem all Preferred Stock to be redeemed pursuant to Section B(6)(a) of this Article Fourth on an Optional Redemption Date, (i) the unredeemed shares shall remain in issue and shall continue to have all rights and preferences (including, without limitation, voting rights) provided for herein, and (ii) the holders of such unredeemed shares shall have the ongoing right to be redeemed together with such rights and remedies as may be available under applicable law.

          (d) The notices provided for in this Section B(6) shall be sent, if by or on behalf of the Corporation, to the holders of the Preferred Stock at their respective addresses as shall then appear on the records of the Corporation, or if by any holder of Preferred Stock to the Corporation at its principal executive office as set forth in the Purchase Agreement, by first class mail, postage prepaid, (i) notifying such recipient of the redemption, the date of such redemption, the number of shares of Preferred Stock to be redeemed, and the redemption price therefor and (ii) in the case of any notice by or on behalf of the Corporation, stating the place or places at which the shares called for redemption shall, upon presentation and surrender of such certificates representing such shares, be redeemed.

          (e) The Fair Market Value of the Common Stock as of the date of the Redemption Notice for purposes of the redemption pursuant to Section B(6)(a) of this Article Fourth shall be initially negotiated by the Corporation on the one hand and by the Participating Holders on the other. If the Corporation and the Participating Holders fail to agree on a determination of Fair Market Value within twenty (20) days after the Corporation's receipt of the Redemption Notice, then the Corporation and the Participating Holders shall endeavor to select a nationally recognized investment banking or accounting firm, which has experience valuing pharmaceutical companies (the "APPRAISER"), to conduct an appraisal of the Common Stock, such appraisal to be conducted within sixty (60) days after such Person has been notified of its selection as the Appraiser. If the Participating Holders and the Corporation cannot agree on a Person to be the Appraiser within forty-five (45) days after such 20 day period, the Participating Holders, on the one hand, and the Corporation on the other, shall then have ten (10) days to each select a Person satisfying the requirements of an Appraiser. If either party fails to select such a Person within the ten (10) day period, the Person who is selected by a party within the ten (10) day period shall be the Appraiser and shall conduct an appraisal of the relevant Common Stock being repurchased within sixty (60) days of the expiration of such ten
(10) day period. If the Corporation and the Participating Holders each selected a Person within such ten (10) day period, then the two selected Persons shall, within ten (10) days from the expiration of such ten (10) day period, select another Person satisfying the requirements of an Appraiser who shall then be the Appraiser and who shall then conduct an appraisal of the Common Stock within sixty (60) days of being selected. In the event the two selected Persons shall fail to select a third Person satisfying the requirements of an Appraiser within such ten (10) day period, then each of the two selected Persons shall then act as an Appraiser, and shall make an appraisal within sixty (60) days of the expiration of such ten (10) day period. In such event, the Fair Market Value of such Common Stock shall be the average of the two appraisals. The appraisal (or appraisals) conducted pursuant to this Section B(6)(e) shall determine the Fair Market Value of such Common Stock as of the date of the Redemption Notice, which determination shall be final and binding on the parties. The reasonable cost of the appraisal shall be borne 50% by the Corporation and 50% by the Participating Holders, except that in the event two appraisals are performed pursuant to this Section B(6)(e), then each party shall bear the actual cost of the appraisal performed by its designee.

     7. STATUS OF REACQUIRED SHARES. Any Preferred Stock redeemed pursuant to Section B(6) of this Article Fourth or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Preferred Stock.

     8. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set out herein.

     9. RELATIVE RIGHTS. Each share of Series A Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of Series A Preferred Stock. Each share of Series B Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of Series B Preferred Stock. Each share of Series C Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of Series C Preferred Stock.

     10. CERTIFICATES. So long as any Preferred Stock is issued, there shall be set forth on the face or back of each share certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each stockholder who so requests, a full statement of the designation and relative rights, preferences and limitations of each class of share capital or series thereof that the Corporation is authorized to issue and of the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of each series.

     11. DEFINITIONS.

     "AFFILIATE" or "AFFILIATES" mean, as applied to the Corporation or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Corporation (or other specified Person) and shall also include (a) any Person who is a director or officer of the Corporation (or such other specified Person) or beneficial owner of at least 5% of any class of the then issued equity securities of the Corporation (or such other specified Person) and Family Members of any such Person, (b) any Person of which the Corporation (or such other specified Person) or an Affiliate (as defined in clause (a) above) of the Corporation (or such other specified Person) shall, directly or indirectly, either beneficially own at least 10% of any class of such Person's then issued equity securities, and (c) in the case of a specified Person who is an individual, any Family Member of such Person.

     "AGREED TERMS" shall have the meaning set forth in Section B(4)(e) of this Article Fourth.

     "APPRAISER" shall have the meaning set forth in Section B(6)(e) of this Article Fourth.

     "ARTICLE FOURTH SPECIAL PREFERRED DIVIDEND" shall have the meaning set forth in Section B(1)(c) of this Article Fourth.

     "ASSUMED FULL RACHET PRICE" shall have the meaning set forth in Section B(5)(b) of this Article Fourth.

     "COMMON STOCK DEEMED OUTSTANDING" shall mean, at any given time, the number of shares of Common Stock actually then in issue at such time, plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, plus the number of shares of Common Stock issuable upon the exercise in full of all other Convertible Securities whether or not such other Convertible Securities are convertible into Common Stock at such time.

     "COMMON STOCK DEEMED OUTSTANDING (NARROW)" shall mean, at any given time, the number of shares of Common Stock actually then in issue at such time, plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

     "COMPLETION DATE" shall have the meaning set forth in Section B(4)(e) of this Article Fourth.

     "COMPULSORY PURCHASE NOTICE" shall have the meaning set forth in Section B(4)(e) of this Article Fourth.

     "CONVERSION DATE" shall have the meaning set forth in Section B7(5)(a).

     "CONVERSION PRICE" shall have the meaning set forth in Section B(5)(b) of this Article Fourth.

     "CONVERTIBLE SECURITIES" shall mean securities or obligations that are exercisable for, convertible into or exchangeable for Common Stock. The term includes options, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other securities that are convertible into or exchangeable for Common Stock.

     "CURRENT MARKET PRICE" per share shall mean, as of the date of determination, (a) the median of the daily Market Price under clause (a) or (b) of the definition thereof of the common stock (or other security) of the applicable Person during the immediately preceding thirty (30) trading days ending on such date, and (b) if such security is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (c) of the definition thereof on such date.

     "DECLARED DIVIDENDS" shall have the meaning set forth in Section B(1)(c) of this Article Fourth.

     "ENTERPRISE VALUE" means the amount determined by adding (a) the product of
(x) the Current Market Value per Ordinary Share multiplied by (y) the number of shares of Common Stock Deemed Outstanding plus (b) the amount of any debt (excluding accounts payable, accrued expenses and income taxes payable) and capital leases as set forth on the balance sheet of the Corporation.

     "EQUITY INCENTIVE PLAN" means the 1998 Equity Incentive Plan of Idenix Pharmaceuticals Limited, as amended and in effect on May 30, 2002, pursuant to which an aggregate of 5,068,966 shares of Common Stock (subject to adjustment in the event of any share dividend, share split, recapitalization or other similar event) have been reserved for issuance or award to senior officers, employees, directors, consultants and advisors of the Corporation or a Subsidiary of the Corporation.

     "EXCLUDED SECURITIES" shall mean (i) Common Stock offered to the public pursuant to a Qualified IPO; (ii) Common Stock issuable under the Equity Incentive Plan; (iii) Common Stock issued upon conversion of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock;
(iv) Common Stock issued in a transaction contemplated by Section B(5)(d) of this Article Fourth; (v) such number of shares of Common Stock, not to exceed 10,000, issuable upon authorization of Jean-Pierre Sommadossi pursuant to the Directors' resolution dated as of June 15, 1999 which have not been issued as of the date hereof or which are subsequently forfeited by a person to whom such Common Stock has been issued; (vi) the Series C Warrants; (vii) Common Stock issued upon exercise of the Series C Warrants; and (viii) Common Stock or Convertible Securities issued to strategic partners of the Corporation, which are Independent Third Parties of the Corporation, in an aggregate amount (assuming in the case of Convertible Securities, conversion of such securities) of three percent (3%) or less of the Corporation's Common Stock Deemed Outstanding.

     "FAMILY MEMBER" shall mean, as applied to any individual, such individual's spouse, child (including a stepchild or an adopted child) grandchild, parent, brother or sister thereof or any spouse of any of the foregoing, and each trust created for the exclusive benefit of one or more of them.

     "FULL RACHET PRICE" shall have the meaning set forth in Section B(5)(b) of this Article Fourth.

     "INDEPENDENT THIRD PARTY" shall mean any Person which immediately prior to the contemplated transaction neither owns, nor is an Affiliate of a Person which owns, in excess of 5% of the Common Stock (calculated on an as converted basis) outstanding at such time.

     "JUNIOR SECURITIES" shall mean the Common Stock and all other equity securities of the Corporation other than the Preferred Stock and any other shares of the Corporation's preferred securities (a) which by their terms, state that they are not Junior Securities or provide the holders thereof with rights pari passu with or senior to those of the holders of any Preferred Stock and (b) are approved for issuance in accordance with Articles 7(4)(a) and (b) hereof.

     "MARKET PRICE" shall mean, as of the date of determination, (a) if the common stock (or other security) is listed on a national securities exchange, the closing price per share of such security on such date published in THE WALL STREET JOURNAL (NATIONAL EDITION) or, if no such closing price on such date is published in THE WALL STREET JOURNAL (NATIONAL EDITION), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such security is then listed or admitted to trading; or (b) if such security is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such security on such date; or (c) if neither of (a) or (b) is applicable, a market price per share determined (i) mutually by the Board of Directors and the holders of a majority of the Preferred Stock, or (ii) if the Board of Directors and the holders of a majority of the Preferred Stock shall fail to agree, in the manner set forth in Section B(6)(e) of this Article Fourth.

     "MINORITY STOCKHOLDER" shall have the meaning set forth in Section B(4)(e) of this Article Fourth.

     "OPTIONAL REDEMPTION" shall have the meaning set forth in Section B(6)(a) of this Article Fourth.

     "OPTIONAL REDEMPTION DATE" shall have the meaning set forth in Section B(6)(a) of this Article Fourth.

     "PARTICIPATING HOLDERS" shall have the meaning set forth in Section B(6)(a) of this Article Fourth.

     "PERSON" shall mean an individual, partnership, company, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

     "PURCHASE AGREEMENT" shall mean that certain Securities Purchase Agreement dated as of April 24, 2001 among the purchaser(s) named therein and the Corporation, as it may be amended from time to time.

     "PURCHASE PRICE" with respect to the Series A Preferred Stock shall mean $1.00 per share, with respect to the Series B Preferred Stock shall mean $2.25 per share and with respect to the Series C Preferred Stock shall mean $4.95 per share plus the accrued and unpaid portion of the Series C Cumulative Annual Dividend Amount and Declared Dividends.

     "PURCHASER" shall have the meaning set forth in Section B(4)(e) of this Article Fourth.

     "QUALIFIED IPO" shall mean a fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act or the effectiveness of such other relevant document required pursuant to applicable foreign laws and regulations covering the offer and sale by the Corporation of Common Stock in which the aggregate net proceeds to the Corporation (after deducting underwriters' discounts and commissions) equals or exceeds $40,000,000 and in which the price per share offered to the public equals or exceeds $9.90 (such price to be equitably adjusted in the event of any share dividend, share split, recapitalization or other similar event) and the listing of such Common Stock on a nationally recognized exchange in the United States or such foreign jurisdictions as the Corporation and the Requisite Percentage of the holders of Preferred Stock may agree, or the Nasdaq National Market.

     "QUALIFIED PRIVATE OFFERING" shall mean a Sale of the Corporation that implies a valuation of the Common Stock Deemed Outstanding (excluding shares issuable upon exercise of the Series C Warrants) which equals or exceeds $9.90 per share (such price to be equitably adjusted in the event of any share dividend, share split, combination, recapitalization or other similar event); provided that the consideration paid in connection therewith consists of one or a combination of the following: (i) cash; and (ii) securities of the acquiring corporation which may be immediately sold to the public pursuant to an effective registration statement under the Securities Act or pursuant to an exemption therefrom which permits sales without limitation as to volume or the manner of sale on a nationally recognized exchange in the United States or the Nasdaq National Market. In the event that the consideration is paid in whole or in part in securities pursuant to (ii), the value of such securities upon the closing of such Sale of the Corporation shall be the Current Market Price.

     "REDEMPTION NOTICE" shall have the meaning set forth in Section B(6)(a) of this Article Fourth.

     "REORGANIZATION" shall have the meaning set forth in Section B(1)(c) of this Article Fourth.

     "RESTRICTED ACTIONS" shall have the meaning set forth in Section B(4)(d) of this Article Fourth.

     "REQUISITE PERCENTAGE" shall mean 85%.

     "SALE OF THE CORPORATION" shall mean a single transaction or a series of transactions pursuant to which one or more Independent Third Parties acquire (i) share capital of the Corporation possessing the voting power to elect a majority of the Corporation's board of directors (whether by merger, consolidation or sale or transfer of the Corporation's share capital, provided, however, that a Qualified IPO that results in an acquisition of voting power shall not be a Sale of the Corporation); or (ii) all or substantially all of the Corporation's assets determined on a consolidated basis.

     "SECURITIES ACT" shall mean the United States Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the United States Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

     "SERIES A PREFERENCE AMOUNT" of any shares of Series A Preferred Stock shall be $1.00 (which amount shall be subject to equitable adjustment whenever there shall occur a share dividend, share split, combination of shares, reclassification or similar event with respect to such Preferred Stock).

     "SERIES A PREFERRED STOCK" shall have the meaning set forth in Article Fourth.

     "SERIES A/B PARTICIPATING HOLDERS" shall have the meaning set forth in Section B(6)(a) of this Article Fourth.

     "SERIES B CUMULATIVE ANNUAL DIVIDEND AMOUNT" shall have the meaning set forth in Section B(1)(b) of this Article Fourth.

     "SERIES B DIVIDEND PREFERENCE" shall have the meaning set forth in Section B(a)(c) of this Article Fourth.

     "SERIES B PREFERENCE AMOUNT" of any share of Series B Preferred Stock shall be $2.25 (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or similar event with respect to such Preferred Stock).

     "SERIES B PREFERRED STOCK" shall have the meaning set forth in Article Fourth.

     "SERIES C CUMULATIVE ANNUAL DIVIDEND AMOUNT" shall have the meaning set forth in Section B(1)(b) of this Article Fourth.

     "SERIES C DIVIDEND PREFERENCE" shall have the meaning set forth in Section B(2)(a) of this Article Fourth.

     "SERIES C PARTICIPATING HOLDERS" shall have the meaning set forth in Section B(6)(a) of this Article Fourth.

     "SERIES C PREFERENCE AMOUNT" of any share of Series C Preferred Stock shall be $4.95 (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or similar event with respect to such Preferred Stock).

     "SERIES C PREFERRED STOCK" shall have the meaning set forth in Article Fourth.

     "SERIES C WARRANTS" shall mean the warrants to purchase Series C Preferred Stock issued pursuant to the Purchase Agreement.

     "STOCK RESTRICTION AGREEMENT" shall mean each of those certain Stock Restriction Agreements dated as of June 12, 1998 between the Corporation and holders of Common Stock, each as amended from time to time.

     "STOCKHOLDERS' AGREEMENT" shall mean that certain Second Amended and Restated Stockholders' Agreement dated as of April 24, 2001 among the Corporation's Stockholders and the Corporation, as it may be amended from time to time.

     "SUBSIDIARY" shall mean, with respect to any Person, any company, corporation, partnership, association or other business entity of which (i) if a company or corporation, a majority of the total voting powers of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity.

     "TRIGGERING EVENT" shall mean any breach by the Corporation of its obligations hereunder, under the Purchase Agreement (other than breaches of Article VII thereof) or under the Stockholders' Agreement, which is not either remedied within 60 days of having receiving written notice of such breach or waived, provided that the Requisite Percentage of the holders of the Preferred Stock approve of treating such breach as a Triggering Event;

     12. SEVERABILITY. If any right, preference or limitation of any of the Preferred Stock set out in this Certificate of Incorporation (as the same may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set out herein (as so amended) which can be given effect without implicating the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other right, preference or limitation unless so expressed herein.

     Except as otherwise provided in this Certificate of Incorporation, all shares of capital stock of the Corporation for the time being and from time to time unissued shall be under the control of the Directors, and may be re-designated, allotted or disposed of in such manner, to such persons and on such terms as the Directors in their absolute discretion may think fit.

     The Corporation may in so far as may be permitted by law, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other. The Corporation may also on any issue of shares pay such brokerage as may be lawful.

     FIFTH: The (i) name and mailing address of the sole incorporator and (ii) the name and address of each initial director of the Corporation, are as follows:

                                  INCORPORATOR

     NAME                                      MAILING ADDRESS
     ----                                      ---------------
     Andrea J. Corcoran                        c/o Idenix Pharmaceuticals, Inc.
                                               125 CambridgePark Drive
                                               Cambridge, MA 02140

                                INITIAL DIRECTORS

     NAME                                      MAILING ADDRESS
     ----                                      ---------------
     Jean-Pierre Sommadossi                    c/o Idenix Pharmaceuticals, Inc.
                                               125 CambridgePark Drive
                                               Cambridge, MA 02140

     Ansbert Gadicke                           c/o Idenix Pharmaceuticals, Inc.
                                               125 CambridgePark Drive
                                               Cambridge, MA 02140

     Alexandra Goll                            c/o Idenix Pharmaceuticals, Inc.
                                               125 CambridgePark Drive
                                               Cambridge, MA 02140

     Wayne T. Hockmeyer                        c/o Idenix Pharmaceuticals, Inc.
                                               125 CambridgePark Drive
                                               Cambridge, MA 02140

     Thomas R. Hodgson                         c/o Idenix Pharmaceuticals, Inc.
                                               125 CambridgePark Drive
                                               Cambridge, MA 02140

     Michael Schmertzler                       c/o Idenix Pharmaceuticals, Inc.
                                               125 CambridgePark Drive
                                               Cambridge, MA 02140

     Andrea J. Corcoran                        c/o Idenix Pharmaceuticals, Inc.
                                               125 CambridgePark Drive
                                               Cambridge, MA 02140


     SIXTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

          1. Election of directors need not be by written ballot.

          2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

     SEVENTH: Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     EIGHTH:

     1. ACTIONS, SUITS AND PROCEEDINGS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "INDEMNITEE"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

     2. ACTIONS OR SUITS BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the

Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware shall deem proper.

     3. INDEMNIFICATION FOR EXPENSES OF SUCCESSFUL PARTY. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or NOLO CONTENDERE by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

     4. NOTIFICATION AND DEFENSE OF CLAIM. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

     5. ADVANCE OF EXPENSES. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this

Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

     6. PROCEDURE FOR INDEMNIFICATION. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("DISINTERESTED DIRECTORS"), whether or not a quorum or a committee consisting of disinterested directors designated by a majority vote of the disinterested directors, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

     7. REMEDIES. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in
Section 6. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

     8. SUBSEQUENT AMENDMENT. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

     9. OTHER RIGHTS. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

     10. PARTIAL INDEMNIFICATION. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

     11. INSURANCE. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

     12. MERGER OR CONSOLIDATION. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

     13. SAVINGS CLAUSE. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

     14. DEFINITIONS. Terms used herein and defined in Section 145(h) and
Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

     15. SUBSEQUENT LEGISLATION. If the General Corporation Law of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

     TENTH: This Certificate of Incorporation shall be effective at 9:00 a.m. on May 30, 2002.

     EXECUTED at Cambridge, Massachusetts, on May 30, 2002.





                                    /s/ Andrea J. Corcoran
                                    ------------------------------------
                                    Andrea J. Corcoran
                                    Incorporator